Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We have issued our report dated April 2, 2015 with respect to the combined financial statements of INK Acquisition, LLC (a Delaware limited liability company) & Affiliates as of December 31, 2014 (Successor) and the period from June 9, 2014 to December 31, 2014 (Successor) which is included in the Annual Report of Chatham Lodging Trust on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of Chatham Lodging Trust on Forms S-3 (Nos. 333-193389 and 333-193390) and Form S-8 (No. 333-166258).

/s/ GRANT THORNTON LLP
New York, New York
March 24, 2016